AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

STANDARD MANAGEMENT CORPORATION

[as amended effective April 21, 2008]

ARTICLE I

Name

The name of the corporation is Standard Management Corporation.

ARTICLE II

Purposes and Powers

Section 1.

Purposes.  The purpose for which the Corporation is formed to transact any and all lawful business for which corporations may be incorporated under the Act.

Section 2.

Powers.  Subject to any limitation or restriction imposed by the Act, and other law, or any provisions of these Articles of Incorporation, the Corporation shall have:

(a)

The same capacity to act as possessed by natural persons and to do everything necessary, advisable or convenient for the accomplishment of any of the purposes hereinbefore set forth, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation, and to do all other things incidental thereto or connected therewith which are not forbidden by law;

(b)

The power to carry out the purposes hereinbefore set forth in any state, territory, district or possession of the United States, or in any foreign country, to the extent that such purposes are not forbidden by the law of any such state, territory, district or possession of the United States or by any such foreign country; and

(c)

The power to have, exercise and enjoy in furtherance of the purposes hereinbefore set forth all the gene3ral rights, privileges and powers granted to corporations by the Act, as now or hereafter amended, and by the common law.

ARTICLE III

Period of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

Registered Agent and Registered Office

Section 1.

Registered Agent.  The name and address of the Corporation's Registered Agent for service of process is

Ronald D. Hunter

10689 North Pennsylvania

Indianapolis, Indiana 46280

Section 2.

Registered Office.  The post office address of the registered office of the Corporation is

10689 North Pennsylvania

Indianapolis, Indiana 46280

ARTICLE V

Terms of Shares

Section 1.

Number of Shares.

The total number of shares which the Corporation has authority to issue is Three Hundred One Million (301,000,000) without par value.

Section 2.

Designation of Classes.

The total authorized shares of the Corporation shall consist of the following classes and amounts:

(a)

Three Hundred Million (300,000,000) shares of Common Stock; and

(b)

One Million (1,000,000) shares of Preferred stock.

The Common Stock of the Corporation shall in all respects entitle the holder to the same rights and preferences, and subject the holder to the same qualifications, limitations and restrictions, as all other shareholders of Common Stock.

The shares of Preferred Stock shall be issues from time to time in one or more series, with such distinguishing designations, and with such preferences, limitations and relative voting and other rights as shall be determined and stated by the Board of Directors before the issuance of any shares of any such series, in and by the resolutions or resolutions authorizing the issuance of any such series pursuant to authority so to do, which is hereby expressly vested in the Board of Directors.

Section 3.

Issuance and Consideration.

The Common Stock and Preferred Stock may b issue for such an amount of consideration as may be fixed from time to time by the Board of Directors.

Section 4.

Voting Rights.

At all times each holder of a share of Common Stock shall be entitled to cast one vote for each share of such stock standing in the shareholder's name on the Corporation's books on matters of the Corporation upon which the shareholder is entitled to vote.

Section 5.

Dividends.

Subject to any rights of the Preferred Stock, the Board of Directors shall have the power to declare and pay dividends on the outstanding shares of Common Stock to the extent permitted by the Act.

Section 6.

Dissolution.

Subject to any rights of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the shares of Common Stock shall be entitled, after due payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably int eh remaining net assets of the Corporation.

Section 7.

No Pre-emptive Rights.

Shareholders shall have no pre-emptive rights to subscribe to or purchase any shares of Common Stock, Preferred Stock or other securities of the Corporation.

ARTICLE VI

Requirements Prior To Doing Business

The Corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received for the issuance of shares.

ARTICLE VII

Directors

Section 1.

Number of Directors.  The initial Board of Directors is composed of five (5) members. The number of directors may be from time to time fixed by the By-Laws of the Corporation at any number. In the absence of a By-Law fixing the number of directors, the number shall be five (5).

Section 2.

Classes of Directors. The Directors shall be divided into three classes, with each class containing one-third of the total, as near as may be.  In that event, the terms of Directors in the first group expire at the first annual Stockholders' meeting after their election, the terms of the second group expire at the second annual Stockholders' meeting after their election, and the terms of the third group, if any, expire at the third annual Stockholders' meeting after their election. At each annual Stockholders' meeting held thereafter, Directors shall be chosen for a term of three years, as the case may be, to succeed those whose terms expire.

Section 3.  Names and Post Office Address of the Directors. The names and post office addresses of the initial Board of Directors of the Corporation is as follows:

NAME

NUMBER & STREET

CITY

STATE

Stephen M. Coons, 440 North East Street,

Indianapolis, Indiana, 46204

Ronald D. Hunter, 9100 Keystone Crossing, Suite 600,

Indianapolis, Indiana 46240

Edward T. Stahl, 9100 Keystone Crossing, Suite 600,

Indianapolis, Indiana 46240

Ramesh H. Bhat, 9100 Keystone Crossing, Suite 600,

Indianapolis, Indiana 46240

Martial R. Knieser, 9100 Keystone Crossing, Suite 600,

Indianapolis, Indiana 46240

Section 4.

Qualifications of Directors (if any).

Directors need not be shareholders of the Corporation.

ARTICLE VIII

Incorporator

(intentionally left blank)

ARTICLE IX

Provisions for Regulation of Business

And Conduct of Affairs of Corporation

Section 1.

Action by Shareholders.  Meetings of the Shareholders of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the Code of By-Laws of the Corporation or in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the Shareholders may be taken without a meeting if, prior to such action, a consent in writing setting forth the action so taken is signed by all the Shareholders entitled to vote with respect thereto, and such written consent is filed with the minutes of the proceedings of the Shareholders.

Section 2.

Action by Directors.  Meetings of the Board of Directors of the Corporation shall be held at such place, within or without the State of Indiana, as may be specified in the Code of By-Laws of the Corporation or in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if, prior to such action, a consent in writing setting forth the action so taken is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of such Board or committee.

Section 3.

Code of By-Laws. The Board of Directors of the corporation shall have power, without the assent or vote of the Shareholders, to make, alter, amend or repeal the Code of By-Laws of the Corporation, hut the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Directors at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Code of By-Laws.

Section 4.

Executive Committee.  If the Code of By-Laws, for the time being in force, so provides, the Board of Directors may, by resolution adopted by a majority of the actual number of Directors elected and qualified, from time to time, designate two or more of its number to constitute an Executive Committee, which Committee, to the extent provided in the resolution or Code of By-Laws, shall have and exercise all of the authority of the Board of Directors in the management of the Corporation, and shall have power to authorize the execution of, and affixation of the seal of the Corporation to, all papers or documents which may require it.

Section 5.

Places of Keeping of Books of Account, etc.  Subject to the limitations existing-by virtue of the laws of Indiana, the books of account, records, documents and papers of the Corporation may be kept at any place or places within or without the State of Indiana. The books of account, records, documents and papers of the Corporation shall be kept in its principal office or such other place or places as may from time to time be provided in the Code of By-Laws of the Corporation.

Section 6.

Reliance by Directors on Books of Account, etc.  Each Director of the Corporation shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its Officers and employees as to the value and amount of the assets, liabilities and net profits of the Corporation, or any of such items, or in relying in good faith upon any other information pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 7.

Provisions for Working Capital. The Board of Directors of the Corporation shall have power, from time to time, to fix and determine and to vary the amount to be reserved as working capital of the Corporation and, before the payment of any dividends, it may set aside out of the net profits of the Corporation such sum or sums as it may from time to time in its absolute discretion determine to be proper, whether as a reserve fund to meet contingencies or for the equalizing of dividends, or for repairing or maintaining any property of the Corporation, or for an addition to surplus, or for any corporate purposes that the Board of Directors shall think conducive to the best interest of the Corporation, subject only to such limitations as the Code of By-Laws of the Corporation may from time to time impose.

Section 8.

Interest of Directors in Contracts. Any contract or other transaction between the Corporation and one or more of its Directors, or between the Corporation and any firm of which one or more of its Directors are members or employees, or in which they are interested, or between the Corporation and any corporation, partnership or association of which one or more of its Directors are shareholders, members, directors, officers, or employees, or in which they are interested, or in which the Corporation is a member, shareholder, or otherwise interested, shall be valid for all purposes, notwithstanding the presence of such Director or Directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve or ratify such contract or transaction by a vote of a majority of the disinterested Directors present, notwithstanding the fact that such majority of the disinterested Directors present may not  constitute a quorum, a majority of the Board of Directors, or a majority of the Directors present at the meeting at which the contract or transaction is considered. This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 9.

Indemnification.  The Corporation shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a Director, member of the Executive Committee, Officer or employee of the Corporation, or of any corporation which he served as such at the request of the Corporation, against the reasonable expenses, including attorneys' fees, actually incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be finally adjudged in such action, suit or proceeding that such Director, member of Executive Committee, Officer, or employee is liable for willful misconduct or recklessness in the performance of his corporate duties.  The Corporation may also reimburse any such Director, member of the Executive Committee, Officer or employee for any amount paid upon any judgment: and the reasonable costs of settlement of any such action, suit or proceeding, if it shall be found by a majority of a committee composed of the Directors not involved in the matter in controversy (whether or not a quorum) that it was in the interest of the Corporation that such payment or settlement be made and that such Director, member of the Executive Committee, Officer or employee was not guilty of willful misconduct or recklessness in the performance of his corporate duties.

Section 10.

Compensation of Directors.  The Board of Directors is hereby specifically authorized, in and by the Code of By-Laws of the Corporation, or by resolution duly adopted by such Board, to make provision for reasonable compensation to its members for their services as Directors, and to fix the basis and conditions upon which such compensation shall be paid.  Any Director of the Corporation may also serve the Corporation in any other capacity and receive compensation therefor in any form.

Section 11.  Direction of Purposes and Exercise of Powers by Directors.  The Board of Directors, subject to any specific limitations or restrictions imposed by the Act or these Articles of Incorporation, shall direct the carrying out of the purposes and exercise the powers of the Corporation, without previous authorization or subsequent approval by the Shareholders of the Corporation.

Section 11.

Amendments of Articles of Incorporation.  The Corporation reserves the right to increase or decrease the number of its authorized shares, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in the Articles of Incorporation, or in any amendment thereto, or to add any provision to the Articles of

Incorporation or to any amendment thereto, in any manner now or hereafter prescribed or permitted by the provisions of the Act or any amendment thereto, or by the provisions of any other applicable statute of the State of Indiana; and all rights conferred upon Shareholders in the Articles of Incorporation or any amendment hereto are granted subject to this reservation.

761981_1.DOC